EXHIBIT 99.1
LUMINENT ANNOUNCES CHIEF FINANCIAL OFFICER SUCCESSION PLAN
     SAN FRANCISCO, October 22, 2007 — Luminent Mortgage Capital, Inc. (the “Company”) (NYSE: LUM) today announced that Christopher J. Zyda resigned as its Senior Vice President, Chief Financial Officer and Corporate Secretary effective December 31, 2007. Mr. Zyda resigned because the Company is consolidating its business operations in Philadelphia, Pennsylvania and the closure of its San Francisco, California office effective December 31, 2007. Mr. Zyda determined not to accept the Company’s offer to relocate to Philadelphia. Karen Chang, who is currently the Company’s Vice President and Controller, will serve as the Company’s Senior Vice President and Chief Financial Officer commencing January 1, 2008.
     Ms. Chang began her service as the Company’s Vice President and Controller shortly before the Company’s initial public offering in 2003. Her key responsibilities include internal and external financial reporting, implementing accounting standards and establishing policies and procedures. From 1996 to 2003, Ms. Chang was employed by Deloitte & Touche LLP, providing assurance services to clients in the financial services industry. Ms. Chang is a certified public accountant.
     Trez Moore, the Company’s Chief Executive Officer, stated, “Christopher Zyda has done a tremendous job leading us as our Chief Financial Officer for nearly the past five years, but we respect his decision not to relocate as we consolidate our business operations in Philadelphia. We fully expect Chris to be very successful in his future endeavors. Karen Chang’s outstanding service and her skills and experience as our Controller make her an ideal choice as successor. We believe that the transition from Chris to Karen will be smooth given her familiarity with our business model and the ample time Chris and Karen will have to effect the transition between now and the end of the year.”
     Bruce Miller, the Chairman of the Company’s Audit Committee and its lead independent director, stated, “All of us will miss working with Chris. We appreciate his valuable service to the Company as Chief Financial Officer since its inception. We are parting with mutual admiration and respect for the job Chris has done for us and wish him the best of success in his future endeavors. We also look forward to Karen Chang’s leadership as our new Chief Financial Officer once we consolidate our operations in Philadelphia.”
     Christopher Zyda, the Company’s Chief Financial Officer, stated, “I am very much going to miss working with the management team and Board of Directors of Luminent. I have every confidence in Karen Chang’s abilities to succeed me as Luminent’s next Chief Financial Officer.”
     This news release and the Company’s filings with the Securities and Exchange Commission contain forward-looking statements under the Private Securities Litigation Reform Act of 1995. Forward-looking statements convey the Company’s current expectations or forecasts of future events. All statements contained in this press release other than statements of historical fact are forward-looking statements. Forward-looking statements include statements regarding our financial position, business strategy, budgets, projected costs, plans and objectives of management for future operations. The words “may continue,” “estimate,” “intend,” “project,” “believe,” “expect,” “plan,” “anticipate” and similar terms may identify forward-looking statements, but the absence of such words does not necessarily mean that a statement is not forward-looking. These forward-looking statements include, among other things, statements about:
•	the effect of the flattening of, or other changes in, the yield curve on our investment strategies;

•	changes in interest rates and mortgage prepayment rates;

•	the Company’s ability to obtain or renew sufficient funding to maintain its leverage strategies and support its liquidity position;

•	continued creditworthiness of the holders of mortgages underlying the Company’s mortgage-related assets;

•	the possible effect of negative amortization of mortgages on the Company’s financial condition and REIT qualification;

•	the possible impact of the Company’s failure to maintain exemptions under the 1940 Act;

•	potential impacts of the Company’s leveraging policies on its net income and cash available for distribution;

•	the power of the Company’s Board of Directors to change its operating policies and strategies without stockholder approval;

•	effects of interest rate caps on the Company’s adjustable-rate and hybrid adjustable-rate loans and mortgage backed securities;

•	the degree to which the Company’s hedging strategies may or may not protect it from interest rate volatility;

•	the Company’s ability to invest up to 10% of its investment portfolio in residuals, leveraged mortgage derivative securities and shares of other REITs as well as other investments;

•	volatility in the timing and amount of the Company’s cash distributions;

•	the Company’s ability to purchase sufficient mortgages for its securitization business; and

•	the other factors described in the Company’s Form 10-K, Form 10-Q and Form 8-K reports, including those under the captions “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Risk Factors” and “Quantitative and Qualitative Disclosures about Market Risk.”

The Company cautions you not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All subsequent written and oral forward-looking statements attributable to the Company or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this press release. Except to the extent required by applicable law or regulation, the Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.
Contact:
Christopher J. Zyda
Chief Financial Officer
415-217-4500